Exhibit 10.28

STRICTLY PRIVATE & CONFIDENTIAL

ADDRESSEE ONLY

NAME

ADDRESS

ADDRESS

7 December 2011

Dear

I write to confirm your appointment as a director of Signet Jewelers Limited (the “Company”), with effect from 8 December 2011. I set out below the terms of your appointment.

1.	Definitions

In this letter:

1.1	“Board” means the board of directors of the Company from time to time;

1.2	“Combined Code” means the principles of good governance and code of best practice published and maintained by the Financial Reporting Council of the United Kingdom;

1.3	“Bye-laws” means the bye-laws of the Company from time to time;

1.4	“Companies Act” means the Companies Act 1981 of Bermuda, as amended;

1.5	“Group” means the Company and any subsidiary or subsidiary undertaking of the Company from time to time;

1.6	“LPDT Rules” means the Listing, Prospectus, Disclosure and Transparency Rules made by the UK Listing Authority;

1.7	“NYSE” means the New York Stock Exchange; and

1.8	“SEC” means the US Securities and Exchange Commission.

2.	Term of Appointment

2.1	Your appointment is subject to the provisions of the Bye-laws regarding appointment, fees, expenses, retirement, (including the Term of Office whereby Directors shall be elected to office at every Annual General Meeting), disqualification and removal of directors and will terminate forthwith without any entitlement to compensation (save for any arrears of compensation which may be due under the terms of this letter) if:

2.1.1	you are not re-elected at an Annual General Meeting of the Company in accordance with the Bye-laws; or

2.1.2	you are required to vacate office for any reason pursuant to any of the provisions of the Bye-laws; or

2.1.3	you are removed as a director or otherwise required to vacate office under any applicable law.

2.2	Subject to clause 2.1, to satisfactory performance by you, and to the results of the annual review as set out in clause 9, it is anticipated that you will continue to serve as a Director until the Annual General Meeting in 2012 and be subject to election on an annual basis, unless otherwise terminated by you at your discretion or by the Board at its discretion upon one month’s written notice.

3.	Duties

3.1	You will be expected to devote such time as is necessary for the proper performance of your duties, which is likely to be at least 20 days per year. You will have all the usual duties of a director under Bermuda law and applicable listing standards of the NYSE, including attendance at board meetings, executive sessions, the annual general meeting, meetings of independent directors, meetings with investors and shareholders and other Board events such as site visits, together with such additional duties as may be agreed with the Board, and which may relate to the business of the Company or any other member of the Group. You will be required to serve on such committees as the Board may request, including but not limited to Audit, and/or Compensation and/or Nomination and Corporate Governance Committees. In addition, you will be expected to devote appropriate preparation and travel time ahead of each meeting. In carrying out your duties, you shall have regard to the Bye-laws, Bermuda law, applicable SEC rules and NYSE listing standards, and such principles of the Combined Code as the Board considers appropriate for the Company from time to time.

3.2	By accepting this appointment you undertake that, taking into account all other commitments you may have, you are able to devote sufficient time to properly discharge your duties as a director of the Company and member of the Audit, and/or Compensation, and/or Nomination and Corporate Governance Committees.

3.3	If you are required to spend substantially longer than the likely time commitment set out in clause 3.1 on your duties, the Company may at its sole and absolute discretion make one or more specific payments to you (subject to any limits on directors’ fees contained in the Bye-laws) in addition to the fees set out in clause 7 of this letter, which will be subject to any deductions which the Company may be required to make (including in respect of tax and other contributions (including national insurance contributions)).

3.4	You will be expected to faithfully, efficiently, competently and diligently perform your duties and exercise your powers in good faith and in the best interests of the Company in your role as an independent director having regard in particular to the Companies Act, the SEC rules and NYSE listing standards and such principles of the Combined Code that the Board deems appropriate from time to time.

3.5	During the continuance of your appointment you shall:

3.5.1	to the best of your ability, attend all meetings of the Board and of committees of the Board of which you are a member, and annual general meetings of the Company;

3.5.2	use your reasonable endeavours to promote and extend the interests and reputation of the Group, including assisting the Chairman and the Board in relation to public and corporate affairs and promotion of the success of the Company in general through application of your particular knowledge, skill and experience;

3.5.3	accurately complete questionnaires as and when requested by the Company, and promptly notify the Company of any subsequent changes which may have occurred in relation to the responses provided in such questionnaires (in particular, where such changes may impact your independence as determined by the Board under NYSE listing rules);

3.5.4	promptly declare, so far as you are aware, the nature of any interest, whether direct or indirect, in any contract or proposed contract entered into by any member of the Group;

3.5.5	acquire and then maintain a minimum holding of common shares of the Company equal to a total stock value of US $150,000 whilst in office as a director of the Company, such holding to be reached within five years of appointment. Once the minimum stock holding requirement has been achieved at any given stock price, the requirement would be considered to have been met notwithstanding a subsequent change in stock price resulting in a reduction in the value of the stock held;

3.5.6	comply where relevant with any applicable law, rules, regulations and stock exchange listing standards, and policies and codes of the Company, including the Company’s Code of Conduct applicable to directors, officers and employees;

3.5.7	comply where relevant with any rule of law or regulation of any competent authority or of the Company, from time to time in force in relation to dealing in shares, debentures and other securities of the Company and unpublished price sensitive information affecting the shares, debentures or other securities of the Company;

3.5.8	observe the LPDT, SEC rules and the NYSE listing standards, as applicable;

3.5.9	comply with all reasonable requests, instructions and regulations made or given by the Board (or by any duly authorised committee thereof) and give to the Board such explanations, information and assistance as the Board may reasonably require; and

3.5.10	in the event that you have concerns which cannot be resolved (i) about the way in which the Company is being run or (ii) about a course of action being proposed by the Board, discuss these concerns with another member of the Board, or raise these concerns at a meeting of the Board.

4.	Provision of Information

4.1	Following your appointment, the Board will provide an induction programme. This will include the provision of certain information. The Company will also arrange meetings with senior and middle management and site visits as well as meetings with major shareholders in the Company, as appropriate, within 12 months of your appointment.

4.2	In the event that you require further information or advice in relation to the Company, including in relation to compliance with applicable rules and regulations, during the course of your appointment, you should contact the Group Company Secretary.

4.3	During the course of your appointment, you will be expected, if necessary, to update your skills and knowledge for the purposes of fulfilling your role as a director of the Company and as a chairman or member of any committee of the Board to which you may be appointed. The Company will explore, make available and design and provide continuing education opportunities for directors, from time to time. You should contact the Group Company Secretary if you have any queries in relation to professional development.

5.	Confidential Information

5.1	You agree that both during and after your time as a director of the Company, you will not use for your own or another’s benefit or disclose or permit the disclosure of any confidential information about the Company, its suppliers, customers or other constituents or any member of the Group, other than as appropriate in connection with the proper performance of your duties as a director or otherwise in accordance with prior authorization provided by the Company. Confidential information shall include, without limitation, all and any information, whether or not recorded, of the Company or of any members of the Group which you have obtained by virtue of your appointment and which (i) the Company or any member of the Group regards as confidential, (ii) is apparently confidential by reason of its nature or the circumstances in which it comes to your knowledge, and/or (iii) in respect of which the Company or any member of the Group is bound by any obligation of confidence to a third party. Confidential information may include, without limitation:

5.1.1	all and any information relating to results of operations, financial condition, plans and prospects, business methods, corporate plans, future business strategy, management systems, borrowing activities, possible transactions with other parties, possible restructuring, liquidity issues, litigation (pending or threatened), senior management changes, securities offerings, dividend policy, and maturing new business opportunities;

5.1.2	all and any information relating to research and/or development projects;

5.1.3	all and any information concerning the curriculum vitae, compensation details, work-related experience and other personal information concerning those employed or engaged by the Company or by any member of the Group;

5.1.4

all and any information relating to marketing or sales of any past, present or future product or service of the Company or any member of the Group including sales targets and statistics, market share and pricing statistics, marketing surveys and strategies, marketing research reports, sales techniques, price lists, mark-ups, discounts, rebates, tenders, advertising and promotional material, credit and payment policies and procedures, and lists and details of customers, prospective customers, suppliers, prospective suppliers, joint venture partners and prospective joint venture partners, including their identities, business requirements and contractual negotiations and arrangements with the Company or any member of the Group;

5.1.5	all and any trade secrets, secret formulae, processes, inventions, design, know-how, research projects, technical specifications and other technical information in relation to the creation, production or supply of any past, present or future product or service of the Company or any member of the Group, including all and any information relating to the working of any product, process, invention, improvement or development carried on or used by the Company or any member of the Group and information concerning the intellectual property portfolio and strategy of the Company or of any member of the Group; and

5.1.6	any other information that a reasonable investor would consider important in making a decision to buy, hold or sell the Company’s securities.

5.2	The restrictions contained in this clause 5 shall cease to apply to any confidential information which:

5.2.1	may (other than by reason of your breach of these terms) become available to the public generally; or

5.2.2	you are required to disclose by law, governmental rule or regulation (in which event you shall promptly notify the Company a reasonable period in advance of such disclosure).

5.3	You also agree during your appointment that you will not, other than for the benefit of the Company, make any notes (which shall include any notes you make on Board, or Board committee, minutes or papers, or at or for the purpose of Board meetings, in each case, for the benefit of the Company), memoranda, electronic records, tape records, films, photographs, plans, drawings or any form of record relating to any matter within the scope of the business or concerning the dealings or affairs of the Group and will return any such items at any time at the request of the Board.

6.	Other Directorships, Appointments and Interests

6.1	You confirm that you have notified the Board in writing of all your other directorships, appointments (including employment relationships) and interests, including any directorship, appointment or interest in a company, business or undertaking which competes or is likely to compete with the Company or any other member of the Group or which is a customer or supplier of any such company or which could otherwise potentially give rise to a conflict with your duties with the Company (a “competing interest”).

6.2	You undertake that during the term of your appointment you will:

6.2.1	disclose any proposed new directorship or appointment to the Chairman before accepting it and following acceptance, promptly disclose it to the Board;

6.2.2	promptly notify in writing, in the first instance to the Chairman and subsequently to the Board, any subsequent changes to any such directorship or appointment or competing interest; and

6.2.3	not acquire any new competing interest (except as the holder for investment of less than 3 per cent. of any class of securities listed on a recognised stock exchange) without the prior consent of the Board in writing. If you anticipate any possible conflict might arise you should discuss the matter with the Chairman in advance.

7	Fees

7.1	You will be entitled to an annual fee at the rate of US$180,000 per annum which total shall be split so as US $90,000 is paid in cash, and US $90,000 is paid in restricted stock to be delivered annually at the time of the annual general meeting. The fee will be paid less any deductions which the Company may be required to make including in respect of tax and other contributions (including national insurance contributions).

7.2	The fee in clause 7.1 will be paid by the Company in respect of your services as a director of the Company, and does not include additional remuneration paid to you in respect of other duties which you may perform for the Company (including, but not limited to, special remuneration pursuant to Bye-law 46 of the Bye-laws).

7.3	All cash fees will be payable in arrears by equal quarterly instalments in US dollars. You will not be eligible for the grant of options or other incentives under any of the Company’s share option schemes as part of your remuneration other than as set out herein.

8	Expenses, Indemnity and Insurance

8.1	The Company shall reimburse to you all expenses reasonably incurred by you in the proper performance of your obligations under this letter provided that you supply receipts or other evidence of expenditure.

8.2	Subject to the Bye-laws, your expenses may include professional fees if it is necessary in the furtherance of your duties for you to seek independent professional advice, subject to you having first consulted the Chairman or the Group Company Secretary as appropriate. Any such payment by the Company would, of course, be subject to (i) any applicable restriction under applicable company law and the Bye-laws, and (ii) the terms of the Deed of Indemnity provided by the Company dated 1 December 2011 (the “Deed of Indemnity”).

8.3	The Company currently has directors’ and officers’ liability insurance for which the current indemnity limit is £100 million plus £50 million “Side A Difference in Conditions” cover. A summary of the current policy document has been provided to you. The Company will provide and maintain directors’ and officers’ liability insurance coverage for you in respect of the period for which you are a director of the Company at such levels, for such risks and subject to such terms, and for such a period after you cease to be a director of the Company, as the Company provides and maintains such cover for its directors generally for each year thereafter, including such self insurance coverage as the Company makes available or obtains on behalf of itself or its directors.

9	Review

The performance of individual directors, and of the Board as a whole, will be evaluated annually. If, in the interim, there are any matters which cause you concern in relation to your role, you should raise them with the Chairman as soon as possible.

10	Termination of Appointment

On the termination of your appointment:

10.1	you will at the request of the Company (where relevant) resign (in writing) from the office of director and you irrevocably authorise the Company as your attorney in your name and on your behalf to sign all documents and do all things necessary to give effect to this;

10.2	you will surrender to an authorised representative of the Company all correspondence, documents (including without limitation Board minutes and Board papers (save for Board minutes and Board papers upon which you have made notes provided that they remain subject to the confidentiality obligations set out in clause 5 of this letter)), and copies thereof or other property of the Group made or received by you in the course of your directorship (whether before or after the date of this letter) provided that you shall be permitted access to such relevant documentation previously under your control and which you returned pursuant to this clause for the limited purpose of defending any legal proceedings to which you are a party or through which you are seeking relief by a court; and

10.3	without prejudice to any right which you may have to recover any fee owing to you pursuant to clause 7 of this letter, you hereby agree that you shall not be entitled to and shall not pursue any action or claim for compensation from the Company whether such termination occurs before or after the date of expiry of the period set out in clause 2.2.

11	Miscellaneous

11.1	Nothing in this letter shall create the relationship of employee and employer between you and the Company.

11.2	The agreement constituted by this appointment letter shall be governed by, and construed in accordance with, Bermuda law.

11.3	Both you and the Company irrevocably agree that the Courts of Bermuda shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this appointment letter and any matter arising therefrom.

11.4	Both you and the Company irrevocably waive any right that you or the Company may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

12	Entire Agreement and Severability

12.1	This appointment letter together with the Deed of Indemnity represents the entire understanding, and constitutes the whole agreement, in relation to your appointment and supersedes any previous agreement between yourself and the Company with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

12.2	You confirm that:

12.2.1	in entering into the agreement constituted by this appointment letter you have not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not contained in this appointment letter; and

12.2.2	in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this appointment are under this appointment letter and, for the avoidance of doubt and without limitation, neither party has any right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this appointment letter).

12.3	In the event that any part (including any sub-clause or part thereof) of this appointment letter shall be void or unenforceable by reason of any applicable law, it shall be deleted and the remaining parts of this appointment letter shall continue in full force and effect and, if necessary, both parties shall use their best endeavours to agree any amendments to the appointment letter necessary to give effect to the spirit of this appointment letter.

13	Counterparts

This appointment letter may be executed by facsimile and in counterparts, all of which taken together shall constitute one and the same instrument.

14	Waiver

The failure of either party to insist upon strict performance of any of the terms in this appointment letter shall not constitute a waiver of any of its rights hereunder. Further, the waiver by either party of the breach of any provision of this appointment letter shall not operate or be construed as a waiver of any subsequent breach thereof.

15	Assignment

The rights and benefits of the Company under this appointment letter shall be transferable and shall inure to the benefit of its successors and assigns. Your duties and obligations under this appointment letter are personal and therefore you may not assign any right or duty under this appointment letter without the prior written consent of the Company.

16	Notices

Any notice to be given under the terms of this letter shall, in the case of notice to the Company, be deemed to be given if left at or sent by first class post or facsimile transmission to the registered office for the time being of the Company marked for the attention of the Group Company Secretary and, in the case of notice to you, if handed to you personally or left at or sent by first class post or facsimile transmission to your last-known address. Any such notice shall be deemed to be given at the time of its delivery or despatch by facsimile transmission or on the next following weekday (not being a public holiday) after it was posted.

Kindly confirm your agreement to the terms set out above by signing the endorsement on the enclosed copy of this letter in the presence of an independent adult witness who should also sign and add his or her full name, address and occupation. Please return the copy to me at the above address. In returning this letter duly signed, you agree that the Company may make this letter publicly available.

Yours sincerely

Sir Malcolm Williamson

Chairman

for and on behalf of Signet Jewelers Limited

EXECUTED as a DEED
by

Signed:

Date:

in the presence of

Witness Name

Witness Signature

Full Name

Address

Occupation